EXHIBIT 3(b)

AMERICAN WATER WORKS COMPANY, INC.

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

American Water Works Company, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), does hereby certify:

FIRST:  That the Board of Directors of the Company, at a meeting thereof held on March 2, 1989, adopted a resolution declaring it advisable that the Restated Certificate of Incorporation, as amended, of the Company be further amended as follows:

1.  Article Tenth of the Restated Certificate of Incorporation, as amended, shall be amended to read in its entirety as follows:

“TENTH:  The Board of Directors of the Corporation, when evaluating any proposal from another party involving:

(i)	a tender offer for any securities of the Corporation,

(ii)	a merger or consolidation of the Corporation with or into any other person,

(iii)
a sale, lease, exchange or other disposition by the Corporation, or any subsidiary of the Corporation, whether or not in partial or complete liquidation, of all or any substantial part of the assets of the Corporation to or with any other person,

(iv)
any issuance or transfer by the Corporation or any subsidiary of the Corporation of any securities of the Corporation having voting power (whether generally or upon the happening of any contingency), or any securities or instruments convertible into or exchangeable for securities having voting power, to any other person in exchange for securities, cash or other property or a combination thereof, or

(v)
any other transaction having an effect similar to any of the foregoing upon the properties, operations or control of the Corporation, shall, in connection with the exercise of its judgment in determining what is in the best interests of the Corporation and its stockholders, give due consideration to the following:

(1)	the character, integrity, business philosophy and financial status of the other party or parties to the transaction;

(2)	the consideration to be received by the Corporation or its stockholders in connection with such transaction, as compared to:

(a)	the current market price or value of the Corporation’s properties or securities;

(b)	the estimated future value of the Corporation, its properties or securities;

(c)	such other measures of the value of the Corporation, its properties or securities as the Board of Directors may deem appropriate;

(3)
the projected social, legal and economic effects of the proposed action or transaction upon the Corporation, its employees, suppliers, regulatory agencies and customers and the communities in which the Corporation and its subsidiaries do business;

(4)	the general desirability of the continuance of the Corporation as an independent entity; and

(5)	such other factors as the Board of Directors may deem relevant.

In giving such consideration to the foregoing factors, the Board of Directors and each individual director shall be deemed to be performing their duly authorized duties and acting in good faith and in the best interests of the Corporation.”

2.  Article Eighth, Paragraph 4, of the Restated Certificate of Incorporation, as amended, shall be amended to read in its entirety as follows:

“4.  No director of the Corporation may be removed except for cause, and the vote of the holders of a majority of the outstanding shares of all classes of capital stock of the Corporation entitled to vote generally in the election of directors, considered for this purpose as one class, shall be required to remove a director for cause. Cause for removal shall be deemed to exist only if the director whose removal is proposed has been convicted in a court of competent jurisdiction of a felony or has been adjudged by a court of competent jurisdiction to be liable for gross negligence or misconduct in the performance of such director’s duty to the Corporation, and such conviction or adjudication has become final and non–appealable.”

3.  A new Article Eleventh shall be added to the restated Certificate of Incorporation, as amended, to read in its entirety as follows:

“ELEVENTH:  The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute, and all rights herein conferred upon the stockholders, except as otherwise herein expressly provided, are granted subject to this reservation. Any provision in this Certificate of Incorporation or in the By–laws of the Corporation to the contrary notwithstanding, no provisions of Article Eighth, Paragraph 4, or of Articles Tenth or Eleventh of this Certificate of Incorporation, or Article II, Section l(a) or Article X of the By–laws of the Corporation, shall be altered, amended, supplemented or repealed by the stockholders of the Corporation, and no provision of this Certificate of Incorporation or of the By–laws of the Corporation inconsistent with such provisions shall be adopted by the stockholders of the Corporation, except by the affirmative vote of the holders of at least 80% of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, considered for this purpose as one class. This Article Eleventh shall not limit the right of the Board of Directors to amend the By–laws of the Corporation.”

SECOND:  That thereafter, an annual meeting of stockholders of the Company was duly called and held on May 4, 1989, upon notice in accordance with Section 222 of the General Corporation law of the State of Delaware, at which meeting the necessary number of votes as required by statute were voted in favor of each of the amendments.

THIRD:  That said amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Company has caused its corporate seal to be hereunto affixed and this Certificate to be executed by James V. LaFrankie, its President and by W. Timothy Pohl, its Secretary, this 4th day of May, 1989.

American Water Works Company, Inc.

By:	James V. LaFrankie
President

[Corporate Seal]

Attest:

W. Timothy Pohl
Secretary